UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2010

ELIXIR GAMING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit 3705, 37/F, The Centrium

60 Wyndham Street

Central, Hong Kong

(Address of principal executive offices)

+ 852-3151-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01               Entry into a Material Definitive Agreement.

As disclosed in the Form 10-Q filed by Elixir Gaming Technologies, Inc. (the “Company”) on November 10, 2009, the Company entered into a new employment agreement with Clarence Chung (the “Recipient”) for the position of Chief Executive Officer of the Company for a term of three years from January 1, 2010 to December 31, 2012 with an annualized salary of $1.00 (the “Employment Agreement”, a copy of which is filed as an exhibit to the said Form 10-Q).

On January 22, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of the Company resolved to grant to the Recipient, on that day, as part of his compensation package under the Employment Agreement: (a) options to purchase 500,000 shares of the Company’s $.001 par value common stock (the “Common Stock”) at an exercise price of $0.275 per share provided that all these options will only be vested and become exercisable on January 1, 2011; and (b) 472,727 shares of restricted Common Stock (the “Restricted Stock”), pursuant to the Company’s 2008 Stock Incentive Plan.

In relation to the grant of the Restricted Stock, on January 22, 2010, the Company entered into a restricted stock agreement with the Recipient (the “Agreement”) for establishing, amongst other terms, the vesting conditions and the risk of forfeiture of the Restricted Stock.

Pursuant to the terms of the Agreement, the Restricted Stock shall vest, subject to and upon the Recipient’s achievement of one hundred percent (100%) of the key performance index for the Chief Executive Officer for the Company’s fiscal year ending December 31, 2010 as determined by the Committee (the “KPI”). The KPI is essentially a benchmark for measuring the performance of the Recipient during the fiscal year 2010 and it covers three financial (including cost control at certain prescribed levels and achievement of average daily net wins per machine and Adjusted EBITDA at certain prescribed levels) and two non-financial aspects (including the successful deployment of certain numbers of machines at the end of Fiscal 2010 and maintenance of certain levels of Company cash and cash equivalents (as determined in accordance with GAAP) for meeting operating cash outflow projections). Each of the aforesaid five elements of the KPI carry different weights (in terms of percentage of achievement) assigned thereto. Subject to the determination by the Committee (the “Determination Date”) at its reasonable discretion after the close of fiscal year 2010 (provided that the Determination Date shall not be later than April 30, 2011), the degree of achievement (in terms of percentage) of the KPI shall be ascertained by summing up all different weights of thresholds of the five elements that have actually been achieved.

In the event the Committee determines that the Recipient only achieves less than one hundred percent of the KPI, then only a portion of the Restricted Stock shall vest equal to the product arrived at by multiplying 472,727 shares by the percentage of KPI that has actually been achieved. The vesting of the Restricted Stock or a portion thereof, if any, shall occur on the next trading day after the Determination Date and any non-vested portion of the Restricted Stock will be forfeited.

With regard to the Restricted Stock, the Recipient shall be entitled to the same voting and dividend rights as the other holders of shares of Common Stock of the Company provided that prior to the vesting of the Restricted Stock: (i) the stock certificates of the Restricted Stock bearing the restrictive legends shall be retained by the Secretary of the Company; (ii) any stock or cash dividends issued by the Company will be held by the Company or the Committee in escrow and any forfeiture of the Restricted Stock will also result in the forfeiture of the relevant dividends that may be attributable to the forfeited portion of the Restricted Stock; and (iii) the Restricted Stock shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of a third party, or assigned or transferred, by the Recipient otherwise than by will or the laws of descent.

In case the Recipient’s employment with the Company terminates based on termination by the Company with “Cause” (a term which is defined in the Employment Agreement and generally includes conviction, accusation or claim against the Recipient for any offense involving embezzlement, fraud, misappropriation of funds, any act of moral turpitude or dishonesty, willful and continued misconduct, disloyalty, and any material breach of the employment agreement or the rules and regulations as stipulated in the code of conduct or ethics policies of the Company), then any portion or all of the Restricted Stock that has not become vested as of the date of such termination (“Non-Vested Shares”) shall become forfeited immediately on the date of the relevant termination. If the Recipient’s employment with the Company terminates based on  termination by the Company without “Cause” (other than due to death, disability or the unanimous decision of the Board members of the Company (other than the Recipient) that the Recipient has not satisfactorily performed or discharged his duties as the Chief Executive Officer of the Company (but such non-satisfactory performance has not amounted to a Cause)(the “Non-Satisfactory Performance”), then all Non-Vested Shares shall become vested immediately on the date of such termination. Also, if the Recipient’s employment with the Company terminates due to death, disability or Non-Satisfactory Performance or for any other reason not covered by the scenarios mentioned above, then any Non-Vested Shares shall, become vested or forfeited as determined by the Committee at its reasonable discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIXIR GAMING TECHNOLOGIES, INC.

Dated: January 28, 2010	/s/ Clarence Chung
Clarence Chung
Chief Executive Officer